Exhibit 10.3

Equity Interest Pledge Agreement

concerning

Beijing Wanguo Chang’an Science & Technology Co., Ltd.

Among

William Wei Huang

Qiuping Huang

and

Shanghai Free Trade Zone GDS Management Co., Ltd.

Date: April 13, 2016

Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (the “Agreement”) is entered into by and between the following parties on April 13, 2016 in Shanghai, PRC:

Party A:

William Wei Huang

Address: Room 3205, Unit 1, Building 7, Greenlake Place, 88 East 4th Ring Middle Road, Chaoyang District, Beijing, Postal Code: 100025

ID Card No.: 31010719671101125x

Qiuping Huang

Address: Room 411, No.12, Alley 180, Xiangde Road, Hongkou District, Shanghai

ID Card No.: 31010719611116122x

(William Wei Huang and Qiuping Huang hereinafter shall be collectively referred to as the “Pledgers”.)

Party B:

Shanghai Free Trade Zone GDS Management Co., Ltd. (hereinafter referred to as the “Pledgee”)

Registered Address: Room 4056, Floor 4, 173 Meisheng Road, Shanghai Pilot Free Trade Zone, China

Legal Representative: William Wei Huang

Whereas:

(1)                                 The Pledgers, William Wei Huang and Qiuping Huang, are the registered shareholders of Beijing Wanguo Chang’an Science & Technology Co., Ltd. (with registered address at Room A-0155, 2nd Floor, Building 3, Compound 30, Shixing Avenue, Shijingshan Park, Zhongguancun Science Park, Beijing, hereinafter referred to as the “Company”), collectively holding 100% of the equity interests of the Company (“Company’s Equity Interest”).

(2)                                 The Pledgers have entered into a Loan Agreement with the Pledgee on April 13, 2016 (the “Loan Agreement”) to borrow a loan with a principal of RMB 300,100,000 (the “Loan”) to expand the Company’s business.

(3)                                 According to the Exclusive Call Option Agreement (the “Call Option Agreement”) entered into by and between the Pledgers, the Pledgee and the Company on April 13th, 2016, the Pledgers shall, to the extent permitted by PRC Law, transfer all or part of their equity shares in the Company to the Pledgee and/or its designated entity or individual upon the request of the Pledgee.

(4)                                 According to the Shareholder Voting Rights Proxy Agreement (the “Voting Proxy Agreement”) entered into by and between the Pledgee, the Company and the Pledgers on April 13, 2016, the Pledgers have entrusted         as representative of the Pledgers to exercise all of their voting rights as the shareholders of the Company.

(5)                                 According to the Exclusive Technology License and Service Agreement (the “Service Agreement”) entered into by and between the Pledgee and the Company on April 13, 2016, the Company has exclusively engaged the Pledgee to provide relevant technology license and technical support service and will pay the Pledgee the corresponding license service fees for such license and service.

(6)                                 The Pledgers agree to pledge all their equity shares in the Company to the Pledgee for the purpose of guaranteeing the performance of the Contractual Obligations (as defined below) of the Pledgers and the Company and the discharge of the Secured Debts (as defined below) under this Agreement, to which the Pledgee shall be given priority.

Now, therefore, the parties agree as follows through negotiation:

Article I Terms and Definitions

1.1                                        Unless otherwise specified or in cases where the context demands a different interpretation, the terms used in this Agreement shall have the following meanings:

“Contractual Obligations”:

means all contractual obligations of the Pledgers under the Call Option Agreement, Voting Proxy Agreement, Loan Agreement and this Agreement, and all contractual obligations of the Company under the Call Option Agreement, the Voting Proxy Agreement and Service Agreement.

“Equity Pledge”	has the meaning as stipulated in Article 2.2 of this Agreement.

“Event of Default”:

means any of the following event: (i) any breach by the Pledgers of the contractual obligations under the Call Option Agreement, the License Agreement, the Shareholder Voting Right Proxy Agreement or this Agreement; (ii) any breach by the Company of any obligations under the Call Option Agreement, the Voting Proxy Agreement and the Service Agreement; or (iii) the Call Option Agreement, the License Agreement, the Voting Proxy Agreement or any of the Transaction Agreements becomes invalid or unenforceable due to change of PRC Law, promulgation of a new PRC Law or any other reasons, and Pledgee is unable to provide for an alternative arrangement to effectuate the purpose under the Transaction Agreements.

“Pledged Equity”:

are to all Company’s Equity Interest lawfully owned by the Pledgers on the effective date of the Agreement and to be pledged to the Pledgee for the purpose of guaranteeing the performance of the Contractual Obligations by the Pledgers and the Company in accordance with this Agreement. The total amount of the pledged equity from the Pledgers is RMB 300,100,000 per 10,000 shares, of which RMB 300,000,000 per 10,000 shares is pledged by William Wei Huang, and RMB 100,000 per 10,000 shares is pledged by Qiuping Huang, plus the increased capital and dividends under Articles 2.6 and 2.7 of this Agreement.

“Power of Attorney”	has the meaning as stipulated in Article 12.11 of this Agreement.

“PRC”	for the purpose of this Agreement, means the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.

“PRC Law”	means the laws, administrative regulations, administrative

rules, local regulations, judicial interpretations and other binding legal documents of the People’s Republic of China that are in force at the time.

“Said Party’s Rights”	has the meaning as stipulated in Article 12.6 of this Agreement.

“Secured Debts”

means all direct, indirect and derivative losses and losses of anticipated profits incurred upon the Pledgee as a result of any Event of Default by the Pledgers and/or the Company, the amount of such losses shall be determined by the Pledgee at its absolute discretion to the extent permitted under PRC Law and shall be binding to the Pledgers; and all expenses occurred in connection with enforcement by the Pledgee of the Pledgers’ and/or the Company’s Contractual Obligations.

“Transaction Agreements”	means the Call Option Agreement, the Loan Agreement, the Voting Proxy Agreement and the Service Agreement.

1.2                                        Any citation of any PRC law in this Agreement shall be deemed to:

(1)                       simultaneously include the citation of the content of the amendments, adjustments, complements and revisions of PRC law regardless of whether the effective date is before or after the conclusion of this Agreement; and

(2)                       simultaneously include the citation of other decisions, notices and rules made or taking effect pursuant to the PRC Law.

1.3                                        Unless otherwise stipulated in the context of this Agreement, Article, Section, Paragraph and Subparagraph referred to in this Agreement shall mean relevant content in this Agreement.

Article 2 Equity Pledge

2.1                                        The Pledgers hereby agree to pledge to Pledgee the Pledged Equity, which it lawfully owns and has the right of disposal, as the guarantee for the performance of the Contractual Obligations and the discharge of the Secured Debts. Subject to other provisions of this Agreement, the Pledgers’ respective Pledged Equity and Secured Debts are as follows:

Pledger	Pledged Equity	Secured Debts
William Wei Huang	RMB 300,000,000 per 10,000 shares	RMB	300,000,000
Qiuping Huang	RMB 100,000 per 10,000 shares	RMB	100,000
Total:	RMB 300,100,000 per 10,000 shares	RMB	300,100,000

2.2                                        The Pledgers undertake that they shall record the equity pledge arrangement hereunder (the “Equity Pledge”) in the register of shareholders of the Company on the date of the execution of this Agreement, and shall make their best effort to register the Equity Pledge at the Administration for Industry and Commerce where the Company is registered within a time period agreed upon by the parties. The Pledgers shall provide the Pledgee with a certificate of registration of the aforesaid Equity Pledge in the register of shareholders of the Company to the satisfaction of the Pledgee.

2.3                                        During the valid term of this Agreement, unless attributable to the Pledgee’s willful conduct or the Pledgee’s gross negligence with direct causation to the consequence, the Pledgee shall not be held liable to any reduction in the value of the Pledged Equity, and the Pledgers shall have no right to claim any compensation or to make other requests in any way against the Pledgee.

2.4                                        Without breaching the provisions of the above-mentioned Article 2.3, if there is any probability that the value of the Pledged Equity will notably decrease which is sufficient to prejudice the rights of the Pledgee, the Pledgee may at any time auction or sell the Pledged Equity on behalf of the Pledgers, and reach an agreement with the Pledgers to use the proceeds from such auction or sales to prepay the Secured Debts or to withdraw and deposit such proceeds with the notary office in the place where the Pledgee is domiciled (all expenses so incurred shall be assumed by the Pledgers).

2.5                                        Upon occurrence of any Event of Default, the Pledgee has the right to dispose of the Pledged Equity in accordance with Article 4 of this Agreement.

2.6                                        The Pledgers may increase the registered capital of the Company with the Pledgee’s prior consent. The increased capital contribution amount of the Pledgers in the registered capital of the Company as a result of such capital increase of the Company shall be a part of the Pledged Equity.

2.7                                        The Pledgers may distribute dividends or capital bonus from the Equity Interest with prior written consent of the Pledgee. The dividends or capital bonus distributed from the Pledged Equity received by the Pledgers shall be deposited into an account designated and supervised by the Pledgee and shall be used to discharge the Secured Debts prior and in preference to making any other payment

2.8                                        The Pledgee shall have the right to dispose of any of the Pledged Equity of any Pledgers in accordance with this Agreement after the occurrence of any Event of Default.

Article 3 Release of Pledge

After the Pledgers and the Company have fully and completely performed all of the Contractual Obligations, the Pledgee shall, upon the Pledgers’ request, release the Equity Pledge under this Agreement and cooperate with the Pledgers to cancel the registration of the Equity Pledge on the Company’s register of shareholders. The Pledgee shall assume the reasonable expenses arising out of the release of the Equity Pledge.

Article 4 Disposal of Pledged Equity

4.1                                        The Pledgers and the Pledgee hereby agree that in case of the occurrence of any Event of Default, the Pledgee shall have the right to, by notifying the Pledgers in writing, exercise all the remedial rights and power as prescribed by PRC Law, the Transaction Agreements and the provisions of this Agreement, including but not limited to being compensated in first priority with proceeds from auctions or sales of the Pledged Equity. The Pledgee shall not be held liable to any loss caused by its reasonable exercise of such rights and power.

4.2                                        The Pledgee shall have the right to delegate in writing its lawyers or other agents to exercise all or any part of its rights and power above, and the Pledgers shall not raise any objection thereto.

4.3                                        The Pledgers shall assume the reasonable expenses arising from the Pledgee’s exercise of any or all of the above-mentioned rights and power; the Pledgee has the right to deduct such expenses from the proceeds gained from its exercise of such rights and power.

4.4                                        The proceeds gained from the Pledgee’s exercise of its rights and power shall be settled in accordance with the following order:

firstly, pay all expenses arising out of the disposal of the Pledged Equity and the Pledgee’s exercise of its rights and power (including but not limited to court expenses and the remuneration paid to its lawyers and agents);

secondly, pay the taxes and charges payable for the disposal of the Pledged Equity; and

thirdly, repay the Secured Debts to the Pledgee.

If any balance remains after the deduction of the above amounts, the Pledgee shall return the balance to the Pledgers or any other person entitled to such amount pursuant to relevant laws and regulations, or deposit such amount with the notary office in the place where the Pledgee is domiciled (all expenses so incurred shall be assumed by the Pledgers).

4.5                                        The Pledgee has the discretion to, simultaneously or in certain sequence, exercise any remedies for defaults that it is entitled to. The Pledgee may exercise its rights to auction or sell the Pledged Equity under this Agreement without first exercising any other remedies for defaults.

Article 5 Costs and Expenses

All actual expenses related to the creation of the Equity Pledge under this Agreement, including but not limited to stamp duty, any other taxes and all legal fees, etc., shall be assumed by the Pledgee.

Article 6 Continuity and No Waiver

The Equity Pledge created under this Agreement is a continuing assurance, which shall be valid until the Contractual Obligations are fully performed or the Secured Debts are fully discharged. No waiver or grace period of any default of the Pledgers given by the Pledgee, nor the Pledgee’s delay in performance of any of its rights under the Transaction Agreements and this Agreement, shall affect the rights of the Pledgee under this Agreement, the Transaction Agreements and the relevant PRC Law to require, at any time thereafter, the Pledgers to strictly implement the Transaction Agreements and this Agreement, or the rights that the Pledgee is entitled to with respect to the Pledgers’ subsequent breach of the Transaction Agreements and/or this Agreement.

Article 7 Representations and Warranties

The Pledgers represent and warrant to the Pledgee as follows:

7.1                                        They are PRC citizens with full capacity of action. They have the complete and independent legal status and legal capacity, and have valid authority to execute, deliver and perform this Agreement. They have the independent capacity each as a subject of the proceedings.

7.2                                        They have full capacity and power to execute and deliver this Agreement and all other documents to be executed by them in relation to the transaction referred to in this Agreement, and to complete the transaction referred to in this Agreement.

7.3                                        All the reports, documents and information related to the Pledgers and all the matters required under this Agreement provided to the Pledgee by the Pledgers prior to the effective date of this Agreement are true and accurate in all material respects as of the effective date of this Agreement.

7.4                                        All the reports, documents and information related to the Pledgers and all the matters required under this Agreement provided to the Pledgee by the Pledgers after the effective date of this Agreement are true, accurate and effective in all material respects at the time of provision.

7.5                                        On the effective date of the Agreement, the Pledgers are the sole legal and beneficial owners of the Pledged Equity and have the right to dispose of the Pledged Equity or any part of it. There is no existing dispute with respect to the ownership of the Pledged Equity.

7.6                                        Except the security interests created over the Pledged Equity under this Agreement and the rights created under the Transaction Agreements, there are no other security interests or third party rights over the Pledged Equity.

7.7                                        The Pledged Equity can be legally pledged and transferred, and the Pledgers have full rights and power to pledge the Pledged Equity to the Pledgee in accordance with the provisions of this Agreement.

7.8                                        This Agreement, upon due execution by the Pledgers, constitutes the lawful, valid and binding obligations on the Pledgers.

7.9                                        All third party approvals, permits, waivers and authorizations, all approvals, permits and waivers from any governmental authorities, and all registration or filing formalities with any government authorities (if legally required), which are required with respect to the execution and performance of this Agreement and the Equity Pledge under this Agreement, have been obtained or conducted, and will be fully effective during the valid term of this Agreement.

7.10                                 The execution and performance of this Agreement by the Pledgers does not violate or conflict with any laws applicable thereto, any agreement, any court judgment, any arbitration award or any decision of administrative authorities to which it is a party or by which its assets is bound.

7.11                                 The pledge under this Agreement constitutes the first priority security interest over the Pledged Equity with the first priority.

7.12                                 All taxes and expenses payable for obtainment of the Pledged Equity have been paid by the Pledgers in full.

7.13                                 There is no pending or, to the knowledge of the Pledgers, imminent lawsuit, legal proceeding or claim at any court or arbitration tribunal against the Pledgers, their property or the Pledged Equity, or any pending or, to the knowledge of the Pledgers, imminent lawsuit, legal proceeding or claim at any government agency or administrative authority against the Pledgers, their property or the Pledged Equity, that will have material or adverse effect on the financial conditions of the Pledgers or their abilities to perform their obligations and security liabilities under this Agreement.

7.14                                 The Pledgers hereby undertake to the Pledgee that the above representations and warranties are true and accurate and will be fully complied with under any circumstance and at any time before the Contractual Obligations are performed in full or the Secured Debts are discharged in full.

Article 8 Pledgers’ Undertakings

The Pledgers hereby jointly and severally undertake to the Pledgee as follows:

8.1                                        Without prior written consent of the Pledgee, the Pledgers shall not create, or allow to be created, any new pledge or any other security interests over the Pledged Equity. Any pledge or other security interest created over all or any part of the Pledged Equity without prior written consent of the Pledgee shall be invalid.

8.2                                        Without prior written notice to and prior written consent from the Pledgee, the Pledgers shall not transfer the Pledged Equity and all activities of the Pledgers to transfer the Pledged Equity shall be invalid. The proceeds obtained from the Pledgers’ transfer of the Pledged Equity shall be used first to prepay the Secured Debts to the Pledgee or to be deposited with a third party as agreed with the Pledgee. In case any Pledgers transfers the Pledged Equity held by it with prior written consent from the Pledgee, the Pledged Equity held by other Pledgers shall continue to be bound by the Agreement without being adversely affected.

8.3                                        In the event of occurrence of any lawsuit, arbitration or other claim which may have adverse effect on the interests of the Pledgers or the Pledgee under the Transaction Agreements and this Agreement or on the Pledged Equity, the Pledgers undertake to notify the Pledgee in writing as soon as possible and in a timely manner, and, as reasonably required by the Pledgee, to take all necessary measures to ensure the pledge interest of the Pledgee over the Pledged Equity.

8.4                                        The Pledgers shall not take, or allow to be taken, any activity or action which may have adverse effect on the Pledgee’s interest under the Transaction Agreements and this Agreement or on the Pledged Equity.

8.5                                        The Pledgers undertake to, as reasonably required by the Pledgee, take all necessary measures and execute all necessary documents (including but not limited to any supplemental agreement to this Agreement) to ensure the pledge interest of the Pledgee over the Pledged Equity and the exercise and realization thereof.

8.6                                        If the exercise of the right of pledge under this Agreement will result in the transfer of any Pledged Equity, the Pledgers undertake to take all measures to complete such transfer.

Article 9 Change of Circumstances

As supplement and not in conflict with the Transaction Agreements and other provisions of this Agreement, if at any time, due to the promulgation or change of any PRC Law, or the change of interpretation or application of such PRC Law, or the change of relevant registration procedures, the Pledgee believes that it is illegal or in conflict with such PRC Law, to keep this Agreement effective and/or to dispose of the Pledged Equity in accordance with this Agreement, the Pledgers shall promptly take any action and/or execute any agreement or other document upon written instruction by the Pledgee and as reasonably required by the Pledgee, so as to:

(1)             keep this Agreement effective;

(2)             facilitate the disposal of the Pledged Equity in accordance with this Agreement;

and/or

(3)             keep or realize the security created or intended by this Agreement.

Article 10 Effectiveness and Term of this Agreement

10.1                              This Agreement shall come into effect upon the satisfaction of all of the following conditions:

(1)            this Agreement has been duly executed by the parties;

(2)             the Equity Pledge under this Agreement has been legally recorded in the register of shareholders of the Company.

10.2                                 The term of this Agreement shall end upon the full performance of the Contractual Obligations or upon the full discharge of the Secured Debts.

Article 11 Notices

11.1                                 All notices between the parties in connection with the performance of the rights and obligations under this Agreement shall be made in writing and shall be delivered in person, by registered mail, postage prepaid mail, recognized express mail, facsimile to the party concerned.

11.2                                 If any of such notices or other correspondences is transmitted by facsimile or telex, it shall be deemed delivered immediately upon transmission; if delivered in person, it shall be deemed delivered at the time of delivery; if sent by post, it shall be deemed delivered five (5) days after dispatch.

Article 12 Miscellaneous

12.1                                 Without consent of the Pledgers, the Pledgee may transfer its rights and/or obligations hereunder to any third party upon notifying the Pledgers, however, the Pledgers may not transfer their rights, obligations and/or liabilities hereunder to any third party without the prior written consent of the Pledgee. The successors or permitted assignees (if any) of the Pledgers shall continue to perform the respective obligations of the Pledgers under this Agreement.

12.2                                 This Agreement is made in triplicate (3 copies), with one (1) original to be retained by each Party hereto. More originals may be executed (when necessary) for the purpose of registration or filing formalities.

12.3                                 The conclusion, validity, performance, amendment, interpretation and termination of this Agreement shall be governed by the PRC Law.

12.4                                 Any dispute arising out of or relating to this Agreement shall be settled through amicable negotiations between the parties. If any dispute cannot be resolved through negotiations within thirty (30) days, the dispute shall be referred to Beijing Arbitration Commission for arbitration in accordance with the commission’s arbitration rules. The seat of arbitration shall be Beijing. The arbitration award shall be final and binding upon the parties. The Pledgers hereby authorize the arbitrator the right to deliver remedies for the equity shares and property of the Company, to issue injunctions, or to make arbitration award requiring the liquidation of the Company. After the arbitration award takes effect, any party shall have the right to submit an application to a court with jurisdiction for enforcement of the arbitration award. The competent court shall have the right to grant a provisional remedy on request by the disputing party, such as a judgment or an order to seize or freeze the breaching party’s properties or equity shares.

12.5                                 Any right, power or remedy granted to a Party by any provision of this Agreement shall not preclude the Party from any right, power or remedy granted by provisions of law and other provisions of this Agreement, and any exercise of any right, power and remedy by a Party shall not preclude the Party from exercising other rights, power and remedies.

12.6                                 No failure or delay by any Party in exercising any right, power or remedy (the “Said Party’s Rights”) provided by law or under this Agreement shall constitute a waiver of the Said Party’s Rights and no single or partial waiver of any Said Party’s Rights shall preclude the exercise of any Said Party Rights in other means or the exercise of any other Said Party’s Rights.

12.7                                 The headings hereof have been inserted for convenience of reference only, under no circumstances shall such headings be construed for or affect the interpretation of provisions of this Agreement.

12.8                                 The provisions of this Agreement are severable and independent to one another. If at any time one or several articles herein shall be deemed invalid, illegal or unenforceable, the validity, legality or enforceability of other provisions herein shall not be affected thereby.

12.9                                 Any amendments or supplements to this Agreement shall be made in writing. Except for the assignment by the Pledgee of its rights hereunder pursuant to Article 12.1, the amendments or supplements to this Agreement shall take effect only upon the due execution by the parties to this Agreement.

12.10                          Subject to Article 12.1, this Agreement shall be binding on the legal successors of the parties.

12.11                          Upon request of the Pledgee, the Pledgers shall execute a power of attorney (the “Power of Attorney”) to authorize any person designated by the Pledgee (the “Trustee”) to execute on the Pledgers’ behalf pursuant to this Agreement any and all legal documents necessary for the exercise of the Pledgee’s rights hereunder. Such Power of Attorney shall be delivered to the Pledgee to keep once executed and, when necessary, the Pledgee may at any time submit the Power of Attorney to the relevant government authorities. When and only when the Pledgee issues a written notice to the Pledgers to dismiss and replace the Trustee shall the Pledgers immediately revoke the entrustment of the existing Trustee under this Agreement and entrust another Trustee designated by the Pledgee at the time to execute any and all necessary legal documents on behalf of the Pledgers in accordance with the stipulations of this Agreement; the new Power of Attorney shall replace the original Power of Attorney once made. Under no other circumstances shall the Pledgers revoke the Power of Attorney to the Trustee.

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In witness whereof, this Equity Pledge Agreement is executed by and between the following parties on the date and at the place first above written.

William Wei Huang

Signature:	/s/ William Wei Huang

Qiuping Huang

Signature:	/s/ Qiuping Huang

Shanghai Free Trade Zone GDS Management Co., Ltd.
(Seal)

Signature:	/s/ William Wei Huang

Authorized representative: William Wei Huang
Title: Legal Representative

Signature Page of Equity Interest Pledge Agreement